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                                                               Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Summary Financial Information of the Company" in this Registration Statement on Form S-3 and related Prospectus of VF Corporation for the registration of debt securities, shares of preferred stock, shares of common stock and securities warrants and to the incorporation by reference therein of our report dated February 4, 1994, with respect to the consolidated financial statements and schedules of VF Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended January 1, 1994 filed with the Securities and Exchange Commission.



                                           ERNST & YOUNG





Reading, Pennsylvania
April 20, 1994